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INDEPENDENT AUDITORS' REPORT ON THE UNIFORM SINGLE AUDIT PROGRAM
FOR MORTGAGE BANKERS

Board of Directors
   The Prudential Home Mortgage Company, Inc.
Frederick, Maryland

We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of The Prudential Home
Mortgage Company, Inc., and subsidiary (the Company) as of
December 31, 1994 and the related statements of income, shareholder's equity, and cash flows for the year then ended, and have issued our report thereon dated March 30, 1995.

In connection with our audit, which included tests relating to mortgage loans serviced for others in accordance with the requirements of the UNIFORM SINGLE AUDIT PROGRAM FOR MORTGAGE BANKERS, no errors or exceptions relating to mortgage loans serviced for others came to our attention that paragraph 4 of that Program requires us to report.

This report is intended solely for the information and use of the Board of Directors and management of The Prudential Home Mortgage Company, Inc., and subsidiary and others for whom the Company services mortgage loans, and should not be used for any other purpose.



March 30, 1995

/s/ Deloitte and Touche LLP


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